EXHIBIT 99.1



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News Release         ASHLAND LOGO

                            FOR ADDITIONAL INFORMATION:

                            Jim Vitak
                            (614) 790-3715
                            jevitak@ashland.com

                            David Cameron, The Dow Chemical Company
                            (989) 636-3369
                            dccameron@dow.com

                            Josiah McClellan, Gibbs & Soell, Inc.
                            (212) 697-2600


                            FOR IMMEDIATE RELEASE:
                            November 4, 2004

ASHLAND PURCHASES DERAKANE EPOXY VINYL ESTER RESIN BUSINESS FROM DOW

DUBLIN, OHIO (USA) - Ashland Composite Polymers, a business group of Ashland Specialty Chemical, a division of Ashland Inc. (NYSE: ASH), has expanded its technology assets by signing an agreement to purchase the DERAKANE* epoxy vinyl ester resin business (which includes the DERAKANE MOMENTUM* product line) from The Dow Chemical Company (NYSE: DOW) in a cash transaction valued at approximately $92 million (USD). Annual sales of DERAKANE resins are approximated at $70 million (USD).
     The proven performance of DERAKANE and DERAKANE MOMENTUM technologies for use in fiber reinforced plastics (FRP) applications requiring outstanding corrosion resistance and structural strength complements Ashland's current product portfolio of thermoset resins.
     "Over the past two years, Ashland has spent a significant amount of time refining its portfolio of businesses and focusing on technologies - such as thermoset chemistries - that are core to the company's long-term, strategic focus," said Ted Harris, vice president, Ashland Specialty Chemical, and general manager, Composite Polymers. "Ashland's purchase of the DERAKANE resin business is in direct alignment with our long-term strategy to develop integrated systems and technology solutions that offer superior value to our customers."
     "We successfully built the DERAKANE business into a global industry leader," said Juan Antonio Merino, general manager of Dow's Thermoset Systems business. "However, in today's environment, continued success would require us to broaden our market participation and product offering. This would involve investing in polyester, which lies outside of our established core capabilities. We are pleased to have found a strategic buyer with the business model required to strengthen and maximize the value of the business and give customers a strong and proven supplier for the future. We will work with Ashland and customers to ensure a smooth transition."

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ASHLAND PURCHASES DERAKANE EPOXY VINYL ESTER RESIN BUSINESS FROM DOW    - 2


     The  purchase  includes  all  technology  assets  associated  with the
DERAKANE business. No physical assets will transfer to Ashland. The closing, which is anticipated to take place in late 2004 or early 2005, is conditional upon a number of standard closing conditions, including several regulatory reviews.
     Ashland Composite Polymers, a business group of Ashland Specialty Chemical, is a leader in supplying products, processes and technologies to the global marketplace in composites and gel coats.
     Ashland Specialty Chemical, a division of Ashland Inc., is a leading, worldwide supplier of specialty chemicals serving industries including adhesives, automotive, composites, metal casting, merchant marine, paint, paper, plastics, watercraft and water treatment. Visit www.ashspec.com to learn more about these operations.
ABOUT ASHLAND
     Ashland Inc. (NYSE: ASH) is a Fortune 500 transportation construction, chemicals and petroleum company providing products, services and customer solutions throughout the world. Find us at www.ashland.com.
ABOUT THE DOW CHEMICAL COMPANY
     Dow (NYSE: DOW) is a leader in science and technology, providing innovative chemical, plastic, agricultural products and services to many essential consumer markets. With annual sales of $33 billion, Dow serves customers in more than 180 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 46,000 employees seek to balance economic, environmental and social responsibilities. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise
expressly  noted.  For  further  information,   visit  Dow's  web  site  at
www.dow.com. Visit www.derakane.com to learn more about the DERAKANE business.


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  * Trademark of The Dow Chemical Company